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                                                                Exhibit 99.1

                             [COCENSYS, INC. LETTERHEAD]


February 12, 1997

Daniel L. Korpolinski
2611 Point Del Mar
Corona del Mar, CA 92626


Re: Issuance of Common Stock

Dear Dan:

This will confirm CoCensys, Inc.'s agreement to issue to you 21,093.8 shares of the Company's common stock. It is anticipated that such issuance will be completed as soon as practicable following effectiveness of an S-8 registration statement covering such issuance.

Sincerely,


/s/ Peter E. Jansen
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Peter E. Jansen
Vice President and Chief Financial Officer


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